PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-52022
(To Prospectus dated October 25, 2004)          Filed Pursuant to Rule 424(b)(3)




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                        1,000,000,000 Depositary Receipts
                          Oil Service HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Oil Service HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Oil Service HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                     Primary
                                                                        Share        Trading
                      Name of Company                   Ticker        Amounts        Market
     ---------------------------------------------      -------       --------      ---------
     Baker Hughes Incorporated                           BHI            21            NYSE
     BJ Services Company(1)                              BJS            28            NYSE
     Cooper Cameron Corporation                          CAM             4            NYSE
     Diamond Offshore Drilling, Inc.                      DO            11            NYSE
     ENSCO International Incorporated                    ESV            11            NYSE
     GlobalSanteFe Corporation                           GSF          19.975          NYSE
     Grant Prideco, Inc.                                 GRP             9            NYSE
     Halliburton Company                                 HAL            22            NYSE
     Hanover Compressor Company                           HC             5            NYSE
     Nabors Industries Ltd.                              NBR            12            AMEX
     National Oilwell Varco Inc.                         NOV             7            NYSE
     Noble Corporation                                    NE            11            NYSE
     Rowan Companies, Inc.                               RDC             8            NYSE
     Schlumberger N.V.                                   SLB            11            NYSE
     Smith International, Inc.(2)                        SII            16            NYSE
     Tidewater Inc.                                      TDW             5            NYSE
     Transocean Inc.                                     RIG            18            NYSE
     Weatherford International Ltd.                      WFT             9            NYSE


    (1) Effective September 8, 2005, the quantity of shares of BJ Services Company (NYSE: "BJS") represented by each 100 share round lot of Oil Services HOLDRS increased to 28 shares from 14 shares, as a result of a 2 for 1 stock split of BJ Services Company.

    (2) Effective August 30, 2005, the quantity of shares of Smith International, Inc. (NYSE: "SII") represented by each 100 share round lot of Oil Services HOLDRS increased to 16 shares from 8 shares, as a result of a 2 for 1 stock split of Smith International, Inc.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2005.